Filed pursuant to Rule 433
Registration Statement No. 333-161257
September 10, 2009

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus dated September 10, 2009 and the prospectus dated September 9, 2009 relating to these securities.

PENN VIRGINIA GP HOLDINGS, L.P.

Pricing Sheet – September 10, 2009

8,695,655 Common Units Representing Limited Partner Interests

Offering price:	$12.30 per common unit

Option to purchase additional units:	1,304,345 additional common units offered by the selling unitholder (30 days)

Proceeds to Selling Unitholder, net of underwriting commission:	$102.7 million (excluding option to purchase additional common units) or $118.1 million (including exercise of option to purchase additional common units)

Trade Date:	September 10, 2009

Settlement Date:	September 16, 2009

Issuer Symbol:	PVG

Exchange:	NYSE

CUSIP:	70788P105

Joint Book-Running Managers:	Barclays Capital Inc. UBS Securities LLC J.P. Morgan Securities Inc. Wells Fargo Securities, LLC

Co-Managers:	Credit Suisse Securities (USA) LLC RBC Capital Markets Corporation Stifel Nicolaus & Company, Incorporated SMH Capital Inc.

Prior to purchasing the common units being offered pursuant to the prospectus supplement, on September 10, 2009, one of the underwriters purchased, on behalf of the syndicate, 360,000 common units at an average price of $12.42847 per common unit in stabilizing transactions.

Penn Virginia GP Holdings, L.P. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Penn Virginia GP Holdings, L.P. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related prospectus supplement if you request it by calling  toll-free (888) 603-5847 (Barclays Capital ); (888) 827-7275 (UBS Investment Bank); (866) 430-0686 (J.P. Morgan Securities Inc.); or (800) 326-5897 (Wells Fargo Securities ).